Exhibit 10.24

RELEASE, CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

NOTE:     MULTIFOODS HEREBY ADVISES KEAN TO CONSULT WITH AN ATTORNEY-
AT-LAW OF KEAN'S CHOICE BEFORE KEAN SIGNS AND DELIVERS THIS AGREEMENT.



     THIS AGREEMENT (hereinafter "the Agreement" or "this Agreement"), dated as of October 27, 1997, by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Multifoods"), and D. BRUCE KEAN, residing at 567 Fox Hunt Circle, Highlands Ranch, Colorado 80126 ("Kean").

     WITNESSETH THAT:

     WHEREAS, Kean will terminate his employment as Executive Vice President of Multifoods' Distribution Business Unit and as President of Multifoods Specialty Distribution, Inc., a Delaware corporation, wholly owned by Multifoods, effective as of the close of business on October 31, 1997, and

     WHEREAS, Multifoods and Kean wish to enter this Agreement.

     NOW, THEREFORE, in consideration of the preceding recitals and of the mutual covenants and agreements hereinafter set forth, Multifoods and Kean agree as follows:

1.     Consideration For This Agreement.

     In consideration of the Release given by Kean in Section 2 of this Agreement and Kean's covenants of confidentiality, non-disclosure and non-competition set forth in Section 3 of this Agreement, Multifoods agrees to pay the amounts and perform its other obligations set forth in that certain Memorandum, dated October 27, 1997, from Jeffrey E. Boies, President of Multifoods' Distribution Business Unit, to Bruce Kean, and the attachment to such memo entitled Employee Benefit Plans, copies of which are attached hereto as Exhibit A and Exhibit B, respectively, including, but not limited to, Multifoods' agreement to pay Kean the amount of $262,500 severance pay, as described in paragraph 3 of Exhibit A, less all applicable federal, state and local withholding taxes, commencing on a date which is the later to occur of November 1, 1997 or the date immediately following the date on which the "Rescission Period" (as defined in Section 2.E. of this Agreement) expires. The foregoing is hereinafter collectively called the "Consideration.")

2.     Release.

     A. In consideration of the Consideration payable by Multifoods to Kean set forth and described in Section 1 of this Agreement, and for other good and valuable consideration, Kean hereby releases and discharges Multifoods and its subsidiaries and affiliates, and the directors, officers, employees, agents and insurers of each (collectively, the "Released Parties"), from all causes of action, claims, demands, debts, contracts and agreements to which Kean or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries, have or may have in connection with Kean's employment with or termination of employment from Multifoods, for all time to the date of this Agreement, except for (i) the Consideration for this Agreement, (ii) any rights that Kean has as a result of his participation in any benefit plan or plans of Multifoods to which Kean is entitled by reason of his employment by Multifoods or any of its subsidiaries, including, but not limited to, pension, health and welfare plans in accordance with and subject to the terms and conditions of such plans, and (iii) any indemnification right to which Kean is entitled by reason of his employment by Multifoods, under (a) the Restated Certificate of Incorporation, as amended, of Multifoods,
(b) the Bylaws of Multifoods, and/or (c) any policy of liability insurance issued to Multifoods under which Kean is an insured and entitled to coverage (the foregoing herein called the "Release").

     B.     Except as specifically provided in Paragraph A of this
Section 2, the Release applies to any action, claim, demand, debt, contract and/or agreement that Kean has or may have as of the date of this Agreement including, without limitation, any and all claims relating to Kean's employment with or termination of employment from Multifoods including, but not limited to, breach of contract claims and claims alleging violation of the Fair Labor Standards Act, the Age Discrimination In Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law.

     C. Kean acknowledges that Multifoods willingness to enter into this Agreement is not an admission that Multifoods or any of the other Released Parties has engaged in any wrongful conduct towards Kean, has acted in any way to cause injury to Kean, or is responsible or legally obligated to Kean in any way, except as specifically provided in this Agreement.

     D. Kean acknowledges that he may have twenty-one (21) calendar days from the day that he receives this Agreement, not counting the day upon which he receives it, to consider whether he wishes to sign this Agreement. If Kean cannot make up his mind in that period of time, Multifoods may or may not allow Kean more time. Kean agrees that if he signs this Agreement before the end of the twenty-one (21) day period, it is because he has decided that he already has had a sufficient period of time to decide whether to sign this Agreement.

     E. Kean acknowledges that he has been advised and that he understands, that he has fifteen (15) days from the date that he signs this Agreement (the "Rescission Period") to rescind this Agreement in its entirety, if he notifies Multifoods, in writing, at Multifoods Tower, Box 2942, 33 South Sixth Street, Minneapolis 55402, Attention:
Frank W. Bonvino, Vice President, General Counsel and Secretary of Multifoods, of his decision to rescind this Agreement. This Agreement will not be effective or enforceable until the expiration of the Recission Period. Kean also understands that if he rescinds this Agreement, he shall forfeit the Consideration. Kean further acknowledges and understands that to be effective, his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the Rescission Period. If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period; (2) properly addressed to Multifoods; and (3) sent by certified mail, return receipt requested.

     F. Kean represents that he has read this Agreement and understands all of the terms and conditions contained in this Agreement, and that he has been encouraged by Multifoods to discuss this Agreement with an attorney-at-law of his choice. Kean's manual signature on this Agreement, set forth below in the signature block, constitutes Kean's acknowledgment that he understands the effect of this Agreement, and that he has signed this Agreement KNOWINGLY AND VOLUNTARILY, and that he has not relied on any representations, statements or explanations made by Multifoods, its attorneys or any of the Released Parties.

     G. Concurrent with the execution and delivery of this Agreement, Kean shall execute and deliver a resignation, effective as of October 31, 1997, of all officerships and/or directorships that Kean currently holds in any subsidiary of Multifoods, in the form of Resignation attached hereto as Exhibit C.

3.     Covenants of Confidentiality, Non-Disclosure and Non-
Competition.

     A. In consideration of the Consideration for this Agreement, Kean covenants and agrees with Multifoods that at all times from and after the date of this Agreement, Kean will maintain in strict confidence and not disclose to any corporation, partnership or other entity or person, any non-public or proprietary information including, without limitation, financial information, customer names or lists of customers, or business plans of Multifoods, or any of Multifoods' subsidiaries or affiliates, or any proprietary information of Multifoods or any subsidiary or affiliate of Multifoods to which Kean had access to or knowledge of while he was employed by Multifoods or any of its subsidiaries (herein collectively called "Confidential Information"). For purposes of this Agreement, Confidential Information shall not include any information: (i) which was known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement through no fault of Kean; or (iii) which is disclosed to Kean by a third party who has the right to disclose such information without violating any agreement of confidentiality with Multifoods.

     B. In the event that Kean is compelled by subpoena, civil investigative demand, court order or other legal process in any proceeding to disclose any Confidential Information, Kean shall give Multifoods prompt notice so that Multifoods may seek an appropriate protective order or other confidential treatment of such Confidential Information. If Multifoods shall fail for any reason to obtain a protective order and Kean shall be compelled to disclose any such Confidential Information based upon the advice of Kean's counsel, Kean may disclose such information without liability under this Agreement, provided that Kean shall give Multifoods written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and the name of the party to whom Kean is required to disclose such information, and in any event, such disclosure shall be limited to the specific information that Kean is legally required to disclose based upon the advice of Kean's counsel.

     C.     During the period beginning November 1, 1997 through
December 31, 1998, inclusive (the "Non-competition Period"), Kean will refrain from carrying on, either directly or indirectly (whether as a principal, agent, investor, employee, employer, consultant, shareholder, partner or in any other individual or representative capacity whatsoever), anywhere in the United States of America or its territories and possessions, any business engaged in specialty distribution of any food and other products to: (i) independent or national chain pizza restaurants; and (ii) vending and office service and other concessionaires. An investment by Kean of not more than one percent (1%) of all the issued and outstanding stock of a corporation which is publicly traded on a national stock exchange and competes with Multifoods in the aforementioned manner, shall not violate Kean's non-competition covenant set forth herein.

     D. Kean agrees that in the event there is a breach or threatened breach by Kean of Kean's covenants set forth in Paragraphs A or C of this Section 3, Multifoods shall have the right to pursue all available legal and equitable remedies (including, without limitation, injunctive relief) without an obligation to post bond.

4.     No Waiver.

     The waiver by Multifoods or Kean of a breach by Multifoods or Kean, as applicable, of any term of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Multifoods or Kean, as applicable.

5.     Governing Law.

     This Agreement shall be interpreted under and governed by the laws of the State of Colorado.

6.     Entire Agreement.

     This Agreement contains the entire agreement between Multifoods and Kean with respect to the Release and Kean's covenants of non-disclosure, confidentiality and non-competition, and supersedes any prior oral or written agreement or understanding with respect to the subject matter hereof.


     IN WITNESS WHEREOF, Multifoods and Kean have signed and delivered this Agreement as of the day and year first above written.



WITNESS:                     INTERNATIONAL MULTIFOODS CORPORATION




/s/ Rachael Galarneau               By: /s/Gary E. Costley
                                        Gary E. Costley
                                        Its: Chairman of the Board,
                                             President and Chief
                                             Executive Officer


WITNESS:



/s/ Kim L. Blackerby                      /s/ D. Bruce Kean
                                          D. Bruce Kean




                                                              EXHIBIT A

[MULTIFOODS LOGO]                                                 Memo


DATE:       October 27, 1997

TO:         D. Bruce Kean

FROM:       Jeffrey E. Boies

SUBJECT:    Separation from Service

This will confirm the understanding reached regarding your separation from International Multifoods:

1. Employment Status and Term. You will continue as Executive Vice President - Distribution Operations until October 31, 1997. Prior to such date you will confirm your resignation as an officer of Multifoods Special Distribution, Inc. (the "Company") as of October 31, 1997.

You will continue as an inactive employee on paid leave of absence from November 1, 1997 until March 31, 1998, at which time your employment with the Company will terminate.

2. Salary and Vacation Pay. For the period from November 1, 1997 through March 31, 1998, you will receive your current base salary, less all applicable withholding amounts. The Company will pay you in a lump sum, less all applicable withholding amounts, the amount of any unpaid vacation as of October 31, 1997. No further vacation pay will be earned after October 31, 1997.

3. Severance Pay. The Company will pay you severance payments equal to $262,500 (14 months' base salary). Salary continuation payments for the period from November 1, 1997 through March 31, 1998 will count toward the $262,500 and will be paid to you on regularly-scheduled pay dates. On March 31, 1998, the unpaid balance will be paid in a lump sum, less all applicable withholding amounts.

4. Employee Benefits for the Period from November 1, 1997 through March 31, 1998. During this period, you will be eligible to participate in and receive benefits under Multifoods' employee benefit plans (other than the long-term disability plan, the Management Incentive Plan and any long-term incentive plan or program), which plans are listed in the attachment entitled " Employee Benefit Plans," unless you elect to discontinue coverage or cease to make the required contributions. The Company will deduct contributions for such employee benefit plans from the salary payments described in Section 2 above. Your participation in the Multifoods' Management Incentive Plan and any long-term incentive plan or program or successor plan or program, will terminate on October 31, 1997 provided, however, that Multifoods' management will recommend to the Compensation Committee of the Board that you receive a bonus award under the Management Incentive Plan equal to the amount you would otherwise have been eligible to receive if your participation in the Management Incentive Plan continued through February 28, 1998. To the extent any bonus is payable, the 20% discretionary portion of such bonus will be deemed to have been fully attained. As you know, any bonus award consideration under the Management Benefit Plan is wholly within the discretion of the Compensation Committee.

5. Employee Benefits After March 31, 1998. After March 31, 1998, you will be eligible to participate in and receive benefits under the Multifoods' employee benefit plans available to similarly-situated retirees of Multifoods in accordance with the provisions of such plans and other applicable requirements. Such plans, and certain estimates and assumptions relating thereto, are listed in the attachment entitled
"  Employee Benefit Plans."    Multifoods has the right to amend or
terminate any such plans at any time and for any reason, and the contribution amounts are subject to change by Multifoods.

6. Stock Options. Shown below are the expiration dates of your outstanding options to purchase common stock of Multifoods. The expiration dates are determined based on the date of your termination of employment (March 31, 1998) and in accordance with the terms of the respective stock option plans and stock option agreements relating to the options.

Date of           Number      Exercise         Expiration
 Grant          of Shares       Price             Date

3/17/95          5,000       $18.6875         3/31/2003
3/15/96          5,000       $19.3125         3/31/2003
3/21/97          6,000       $21.4375         3/31/2001

7. Outplacement. The Company will pay directly to a nationally-recognized outplacement firm located in Denver, Colorado, selected by you, an aggregate amount not to exceed $10,000 of outplacement services.

8. Company Car. The Company will purchase the vehicle which it currently leases on your behalf and transfer title of that vehicle to you. The fair market value, less $5,000, will be reported as taxable income to you, and you will be responsible for payment of the taxes associated with this transaction. Details of this transaction will be worked out in the near future.

9. Club Memberships. The Company will assign its rights, if any, in the membership presently used by you at the Glenmore Country Club. The Company will pay any transfer fee required by the country club in connection with the assignment. You will be responsible for any fees or dues incurred after October 31, 1997.

10. Release. As a condition of Multifoods' willingness to provide the separation program outlined above, you will be required to sign a Form of Release and Confidentiality Agreement.


                                                             Exhibit B
Employee Benefit Plans


Employee Benefits for the Period November 1, 1997 through March 31,
1998

I.     GROUP BENEFITS
Subject to the terms and conditions of the Agreement, of which this Exhibit B is a part, the group benefit plans listed below will remain in effect unless you choose to discontinue coverage or cease to make the required contributions. Contributions for group benefits will be deducted from your salary payments. The bi-weekly contributions are as follows:

                                           Contributions in effect:
                                             11/01/97          1/01/98
                                              through          through
                                             12/31/97          3/31/98

CIGNA Point-of-service, family coverage       $30.92            $38.65
Dental plan, family coverage                  $ 3.23            $ 4.04
Life insurance coverage equal to $450,000     $ 0.00            $ 0.00
Dependent life insurance                      $ 1.05            $ 1.05
Health Care Flexible Spending Account         $57.70           Unknown

Note:  Contribution amounts are subject to change by Multifoods.

II.     RETIREMENT PLANS
You will continue as an active participant in the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, the Multifoods Pension Equity Plan and the Management Benefit Plan of International Multifoods Corporation until March 31, 1998.

Employee Benefits after March 31, 1998

I.     GROUP BENEFITS
Effective April 1, 1998, you will be eligible to enroll in retiree group insurance plans available to similarly-situated employees under the plans that exist on that date. The plans currently available are:

A.    LIFE INSURANCE
You can convert all or any portion of your group term life insurance to an individual policy (except term insurance or a policy which contains disability benefits).

B.    MEDICAL INSURANCE
Your participation in the Multifoods medical plan available to employees would cease on March 31, 1998. However, you would have the option to continue company-sponsored medical coverage under Multifoods Retiree Medical Program. You and your wife can continue coverage under an indemnity plan option and receive increased benefits when services are received within a network of preferred providers. An HMO option may also be available depending on where you reside at that time.

C.    DENTAL AND VISION PLANS
Your participation in the dental and vision plans would cease on March 31, 1998. However, under the Consolidated Omnibus Budget
Reconciliation Act of 1985 ("COBRA"), you and your eligible dependents could continue these plans for up to 18 months.

II.    VISA PLAN
Distribution may be made promptly following your termination of employment date or deferred until not later than the April 1 following the year in which you reach age 70-1/2. At your election, distribution may be made in one lump sum or in a series of approximately-equal annual installments over a period not exceeding 10 years.

III. MULTIFOODS PENSION EQUITY PLAN AND MANAGEMENT BENEFIT PLAN You will be eligible to receive monthly pension benefits commencing April 1, 1998 under one of the payment options shown below in the approximate amounts noted:

                                          PENSION   BONUS
                                           EQUITY    BASE      TOTAL
PAYMENT OPTION                            FORMULA*  FORMULA   PENSION

Life only                                $681.96    $755.56   $1,437.52

Life with 10 years certain               $654.00    $724.58   $1,378.58

100% joint and survivor, with benefits   $492.38    $545.51   $1,037.89
equal to the amounts shown continuing
to your surviving spouse following
your death

50% joint and survivor, with benefits    $564.67    $625.60   $1,190.27
equal to 50% of the amounts shown to
your surviving spouse following your
death

*Amounts which could not be paid from the Pension Equity Plan because of Internal Revenue Code limits would be paid from the Management
Benefit Plan.

The above estimates were calculated assuming there are no future changes in plan design or increases in the Social Security covered wage base.




                                                           EXHIBIT C


                               RESIGNATION


       I hereby resign as President of Multifoods Specialty
Distribution, Inc. and as an officer and/or director of any other subsidiary, division or business unit of International Multifoods
Corporation, effective as of October 31, 1997.



                                    /s/ D. Bruce Kean
                                    -------------------------------
                                    D. Bruce Kean